Exhibit 10.16

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), effective as of June 6, 2011 (the “Effective Date”) is entered into between HALOZYME, INC., a California corporation (“Halozyme”) and INTREXON CORPORATION, a Virginia corporation (“Intrexon”).

WHEREAS, Halozyme is the owner or exclusive licensee of certain patents, formulations and know-how related to the PH20 Drug (as defined below);

WHEREAS, Intrexon is the owner or exclusive licensee of certain intellectual property related to the Intrexon Biologic (as defined below);

WHEREAS, Intrexon may seek one or more drug designations in the United States or elsewhere for products derived from or related to the Intrexon Biologic; and

WHEREAS, the parties desire to enter into a collaborative relationship in which the parties will collaboratively develop, and Halozyme will license to Intrexon the right to commercialize, the Product in the Licensed Field in the Territory (each as defined below), all on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.	DEFINITIONS.

1.1 “Affiliate” shall mean, with respect to a party, any entity that controls or is controlled by such party, or is under common control with such party. For purposes of this definition, an entity shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting equity of another entity (or other comparable interest for an entity other than a corporation).

1.2 “API” shall mean the bulk formulation of PH20 Drug [*****].

1.3 “API Specifications” shall mean the specifications for the API set forth in Schedule 1.3.

1.4 “BLA/MAA” shall mean a Biologics License Application (“BLA”) submitted to the FDA or a Market Authorization Application (“MAA”) submitted to the EMA or MHLW, or any supplemental filing to a BLA or MAA.

1.5 “cGMP” shall mean the principles detailed in the United States Current Good Manufacturing Practices (21 CFR 200, 211 and 600), the “Rules Governing Medicinal Product in The European Community – Volume IV Good Manufacturing Practice for Medicinal Products,” and/or “Cooperative Manufacturing Arrangements for Licensed Biologics” FDA-CBER.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.6 “Clinical Trial” shall mean any human clinical trial in any country the results of which are to evaluate or establish safety, efficacy or dosing, including without limitation pursuant to 21 CFR 312.21, et seq. A “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a BLA/MAA or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

1.7 “CMO” shall mean contract manufacturing organization.

1.8 “Collaboration Invention” shall mean any invention or discovery, whether or not patentable (including a modification, improvement or new use), that is first conceived or reduced to practice pursuant to Halozyme’s activities, Intrexon’s activities or both parties’ joint activities that is related to the Intrexon Biologic, the PH20 Drug and/or the combination of both, in each case during the term of this Agreement and in connection with work conducted under the Workplan.

1.9 “Collaboration Supported Patents” shall mean (a) all patent applications filed after the Effective Date which claim, and only to the extent it claims, a Collaboration Invention; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, re-examinations, extensions or term additions to any such patents and patent applications.

1.10 “Collaboration Supported PH20 Patents” shall mean all Collaboration Supported Patents to the extent claiming or covering PH20 Drug [*****] alone or in combination with any molecule or biologic, but excluding the Collaboration Supported Product Patents.

1.11 “Collaboration Supported Product Patents” shall mean all Collaboration Supported Patents to the extent claiming or covering a Collaboration Invention with respect to PH20 Drug [*****] combined with the Intrexon Biologic.

1.12 “Collaboration Supported Intrexon Biologic Patents” shall mean all Collaboration Supported Patents to the extent claiming or covering the Intrexon Biologic, but excluding the Collaboration Supported Product Patents.

1.13 “Confidential Information” shall mean all information and data that (a) is provided by one party to the other party under this Agreement, and (b) if disclosed in writing or other tangible medium is marked or identified as confidential at the time of disclosure to the recipient, is acknowledged at the time of disclosure to be confidential, or otherwise should reasonably be deemed to be confidential. Notwithstanding the foregoing, Confidential Information of a party shall not include that portion of such information and data which, and only to the extent, the recipient can establish by written documentation: (i) is known to the recipient as evidenced by its written records before receipt thereof from the disclosing party, (ii) is disclosed to the recipient free of confidentiality obligations by a third person who has the right to make such disclosure, (iii) is or becomes part of the public domain through no fault of the recipient, or (iv) the recipient can reasonably establish is independently developed by persons on behalf of recipient without use of the information disclosed by the disclosing party.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.14 “cover” or “covering” as used in relation to a patent or patent right shall include composition of matter claims as well as methods of manufacture or use.

1.15 “DMF” shall mean a Drug Master File filed with the FDA, EMA, MHLW or another foreign equivalent.

1.16 “EMA” shall mean the European Medicines Agency of the European Union, or the successor thereto.

1.17 “Excluded Fields” shall mean [*****].

1.18 “Exclusive Biologic” shall mean, with respect to the Exclusive Field, any molecule or biologic which (1) as of the Effective Date is currently in clinical development to evaluate such product’s safety or efficacy for use in the Exclusive Field, or is commercialized for use in the Exclusive Field, and (2) after the Effective Date may at any time during the term of this Agreement be the subject of a clinical study specifically designed to evaluate such product’s safety or efficacy for use in the Exclusive Field.

1.19 “Exclusive Field” shall mean genetic emphysema.

1.20 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto.

1.21 “First Commercial Sale” shall mean the first sale of the Product by Intrexon, its sublicensee or their respective Affiliates to customers who are not Affiliates in any country after all applicable marketing approvals (if any) have been granted by the applicable governing health authority.

1.22 “FTE” shall mean a full time equivalent of an employee for one calendar year.

1.23 “Fully Burdened Manufacturing Cost” shall mean Halozyme’s fully burdened cost to manufacture (or acquire from its third party manufacturer) and supply API, including without limitation costs for testing, packaging, shipping and an allocable share of corporate and overhead costs.

1.24 “Fully Burdened Workplan Cost” shall mean the cost to conduct the research and development activities to be conducted by Halozyme as set forth in the Workplan calculated on an FTE basis at a rate through the first [*****] years of the Agreement at [*****] dollars ($[*****]) per FTE, subject to increase thereafter based on the Producer Price Index for Finished Goods Less Food and Energy (PPILFE), published by the United States Department of Labor in the monthly Labor Review.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.25 “Grantback Patent” shall mean any issued patent owned or controlled by Intrexon at any time during the term of this Agreement that claims the composition, manufacture or use of PH20 Drug [*****] alone or in combination with any other biologic or molecule, but not to the extent claiming the Intrexon Biologic.

1.26 “Halozyme In-License” shall mean a license, sublicense or other agreement under which Halozyme has acquired, or hereafter acquires, rights to the Licensed IP Rights. Schedule 1.26 sets forth a true and correct list as of the Effective Date of the Halozyme In-Licenses.

1.27 “IND” shall mean an Investigational New Drug application or similar application required to commence human clinical testing of a product submitted to the FDA, or its foreign equivalent.

1.28 “Intrexon Biologic” shall mean that certain alpha-1 anti-trypsin molecule with the amino acid sequence set forth on Schedule 1.28, including any analogs, splice variants, glycoforms, truncated forms, muteins, fusions for extending half life or for purification purposes, point mutations or other derivatives of such inhibitor, whether human or recombinant, provided in each case that (i) such molecule retains at least 25% of the specific activity of purified alpha-1 anti-trypsin molecule with the amino acid sequence set forth in Schedule 1.28, and determined in a human pancreatic elastase assay (ENZO Neutrophil Elastase Colorimetric Drug Discovery Kit) (or such other assay as demonstrated by Intrexon to Halozyme’s reasonable satisfaction to be scientifically valid), and (ii) such molecule does not have greater than 0.8 units of activity per milligram of protein, where a unit is the amount of C1-inhibitor activity present in one (1) milliliter of normal, human plasma, as measured by the Behrichrom C-1 inhibitor assay (in accordance with the instructions provided with such assay) or such other assay as demonstrated by Halozyme to Intrexon’s reasonable satisfaction to be scientifically valid

1.29 “Intrexon Subcutaneous Product” shall mean the Intrexon Biologic administered through a subcutaneous mode of administration for use with any indication in the Licensed Field, but excluding the Product.

1.30 “Licensed Field” shall mean the diagnosis, prevention, management or treatment of any disease state or condition in humans, but excluding the Excluded Fields.

1.31 “Licensed IP Rights” shall mean, collectively, the Licensed Know-How Rights, Licensed Patent Rights and Licensed Marks.

1.32 “Licensed Know-How Rights” shall mean all of Halozyme’s rights (including Halozyme’s grantback rights from third parties to the extent sublicensable) in all trade secret and other know-how relating to PH20 Drug [*****] that are necessary or useful to develop, obtain regulatory approval for, manufacture, commercialize or use Products in the Licensed Field.

1.33 “Licensed Marks” shall mean those certain trademarks, trade names, designs and markings owned or licensed by Halozyme and designated from time to time in writing by Halozyme for use by Intrexon under this Agreement in connection with the packaging, labeling, promotion and marketing of Products in the Licensed Field.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

1.34 “Licensed Patent Rights” shall mean all of Halozyme’s rights (including Halozyme’s grantback rights from third parties to the extent sublicensable) in (a) all patent applications heretofore or hereafter filed that claim or cover PH20 Drug [*****] alone or in combination with any other composition, as necessary or useful to develop, obtain regulatory approval for, manufacture, commercialize or use Products in the Licensed Field, (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including without limitation utility models, design patents and certificates of invention, and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications. For clarity, Licensed Patents Rights include Collaboration Supported PH20 Patents.

1.35 “MHLW” shall mean the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.36 “Net Sales” shall mean the gross sales price of the Product invoiced by Intrexon, its sublicensee or their respective Affiliates to customers who are not Affiliates (or who are Affiliates but are the end users of the Product) less, to the extent actually paid or accrued by Intrexon, its sublicensee or their respective Affiliates (as applicable): (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for Product; (b) packaging, freight and insurance costs incurred by Intrexon, its sublicensee or their respective Affiliates (as applicable) in transporting Product to such customers; (c) cash, quantity and trade discounts, rebates, assessments and other price reductions for Product given to such customers under price reduction programs that are consistent with price reductions given for similar products by Intrexon, its sublicensee or their respective Affiliates (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of Product to such customers; (e) customs duties, surcharges and other governmental charges incurred in exporting or importing Product to such customers; (f) the amount of any [*****] up to a maximum of [*****] as calculated under clauses (a) – (e) above on a quarterly basis; and (g) any adjustments substantially similar to any of the foregoing.

1.37 “PH20 Drug” shall mean the active compound, recombinant human PH20 hyaluronidase (i.e. a truncated form of native human PH20 hyaluronidase consisting of residues 36-482, inclusive, of the native human PH20 hyaluronidase).

1.38 “ [*****]” shall mean a [*****] that consists of any improvement or enhancement to [*****] and intended to [*****].

1.39 “Prior Collaborations” shall have the meaning ascribed to it in Section 2.2.1.

1.40 “Product” shall mean a product that includes (a) the Intrexon Biologic (and, except as otherwise set forth below, no other active pharmaceutical ingredients), and (b) PH20 Drug supplied by Halozyme [*****] to Intrexon pursuant to this Agreement

([*****]), as an active ingredient/excipient for enhancing the dispersion and/or absorption of the Intrexon Biologic, in any liquid injectable formulation, and/or any

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

lyophilized formulation, which product is promoted, marketed and sold in a co-formulation (e.g., pre-formulated together in a single solution in a single container, in a single package with a single label at a single price). For the avoidance of doubt, the addition of any excipient or adjuvant to the product shall not render such product outside the definition of Product.

1.41 “Royalty Term” shall mean, with respect to each country, the period equal to the longer of (a) if, at the time of the First Commercial Sale of Product in such country, the use, offer for sale, sale or import of Product in such country would infringe a Valid Claim, the term for which such Valid Claim remains in effect and would be infringed, and (b) ten (10) years following the date of the First Commercial Sale of Product in such country.

1.42 “SEC” shall have the meaning ascribed to it in Section 2.1.1.

1.43 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed Patent Rights or the Collaboration Supported Product Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

1.44 “Workplan” shall have the meaning set forth in Section 5.1.2.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

2.1 By Each Party. Each party represents and warrants to the other party as follows:

2.1.1 Organization. Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.1.2 Authorization and Enforcement of Obligations. Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms.

2.1.3 Consents. All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.1.4 No Conflict. The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.1.5 No Debarment. In the course of the development of the Product, neither party shall use, during the Term, any employee or consultant who has been debarred by any regulatory authority, or, to the best of such party’s knowledge, is the subject of debarment proceedings by a regulatory authority.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

2.2 By Halozyme. Halozyme further represents and warrants to Intrexon as follows:

2.2.1 Licensed Patent Rights; Licensed IP Rights. As of the Effective Date, the Licensed Patent Rights have not been held by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part. As of the Effective Date, except as expressly set forth under the heading “Risks Related To Our Industry” in Halozyme’s Form 10-K for the year ending December 31, 2010 filled with the Securities and Exchange Commission (“SEC”), Halozyme has not received written notice of any claim or litigation by any third party alleging that any of the Licensed Patent Rights are invalid or unenforceable. Halozyme has the right to grant the licenses under the Licensed IP Rights pursuant to this Agreement.

(a) Schedule 2.2.1(a) sets forth a true and complete list of all Licensed Patent Rights as of the Effective Date, and indicates the current status, date and country of filing and issuance.

(b) [*****]

(c) Neither Halozyme nor any of its Affiliates has received any written notice from any person that the use or practice of the Licensed Patent Rights or Licensed Know-How Rights infringes or misappropriates the intellectual property rights of a third party.

(d) [*****]

(e) All current and former employees and consultants of Halozyme and its Affiliates who are or have been substantively involved in the design, review, evaluation or development of the Licensed Patent Rights or Licensed Know-How Rights have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in Halozyme or its Affiliates exclusive ownership of the Licensed Patent Rights and Licensed Know-How Rights.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

(f) The Halozyme In-Licenses, as set forth on Schedule 1.26, sets forth a true and complete list of all agreements to which Halozyme is a party that are necessary or useful for the manufacture, use, sale or importation of PH20 Drug, copies of which have been provided by Halozyme to Intrexon, subject to redaction of confidential or proprietary information provided, however, that such redaction does not unreasonably interfere with Intrexon’s understanding of the relevant sections of such agreements. Halozyme has fulfilled all of its obligations and is not in breach or default under such agreements and has not waived or allowed to lapse or terminate any of its rights thereunder.

2.2.2 Halozyme In-Licenses. Halozyme has not received notice of breach or termination of the Halozyme In-Licenses.

2.2.3 SEC Reports. To Halozyme’s knowledge, neither Halozyme’s Report on Form 10-K for the year ended December 31, 2010, nor any other document filed by Halozyme with the SEC since March 11, 2011, contained a misstatement of a material fact, or failed to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, as of the date such filing was made, in each case relating to the Licensed Patent Rights and Licensed Know-How Rights.

2.2.4 API Specifications. The API Specifications set forth on Schedule 1.3 hereto are consistent with the specifications for API to be provided under the Prior Collaborations. Halozyme’s present manufacturing process has produced PH20 Drug with qualities that meet the API Specifications.

2.3 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH ABOVE OR IN SECTION 7.7, HALOZYME MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

3.	LICENSE.

3.1 License Grant to Intrexon.

3.1.1 On the terms and conditions of this Agreement, Halozyme hereby grants to Intrexon an exclusive worldwide license under the Licensed IP Rights (with the limited right to sublicense pursuant to Section 3.1.2) to develop, make, have made, use, offer for sale, sell and import Products for use in the Licensed Field. Except as expressly set forth in this Agreement, Intrexon shall not use the Licensed IP Rights for any other use.

3.1.2 Intrexon shall have the right to grant sublicenses to (a) third parties solely for the purpose of developing, manufacturing or commercializing such Product in each case jointly with, or for the benefit of, Intrexon and (b) Affiliates. Intrexon shall provide Halozyme with a copy of each sublicense referenced in clause (a) and prompt notice of each sublicense referenced in clause (b), subject to redaction of confidential or proprietary information provided, however, that such redaction does not unreasonably interfere with Halozyme’s understanding of the relevant sections of such sublicenses. Any such sublicense

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

shall be subject and subordinate to the terms and conditions of this Agreement. Intrexon hereby represents that it has the power to bind its Affiliates to the terms and conditions set forth in this Agreement and any Affiliate that receives a sublicense shall be bound by the terms and conditions of this Agreement as if such Affiliate was an original signatory to this Agreement. Notwithstanding the foregoing, Intrexon shall remain liable for a breach of this Agreement by its Affiliate and shall remain responsible for all payments due to Halozyme hereunder.

3.2 No Implied Licenses. Only licenses and rights expressly granted herein shall be of legal force and effect. No license or other right shall be created hereunder by implication, estoppel or otherwise.

3.3 Exclusivity.

3.3.1 Commencing on the Effective Date, neither Halozyme nor any of its Affiliates shall grant to any third party any right to develop, make, have made, use, offer for sale, sell or import any product that consists of PH20 Drug [*****] together with an Exclusive Biologic for use in the Exclusive Field.

3.3.2 Commencing on the Effective Date, neither Halozyme nor any of its Affiliates shall grant to any third party any right to develop, make, have made, use, offer for sale, sell or import any product that consists of PH20 Drug [*****] together with the Intrexon Biologic (with or without any additional active pharmaceutical ingredients) for use in the Licensed Field.

3.3.3 Neither Halozyme nor its Affiliates shall sell or enter into any agreement with any third party to sell PH20 Drug [*****] with an Exclusive Biologic in a kit (i.e., the PH20 Drug [*****] and the biologic or molecule are in separate containers, but packaged together and at a single price) for use in the Exclusive Field.

3.3.4 Halozyme shall include in any future agreements with a third party to develop, make, have made, use, offer for sale, sell or import any product that consists of PH20 Drug [*****] (including products sold as a kit with PH20 Drug or [*****] a covenant prohibiting such third party from using such product in the Exclusive Field.

3.3.5 For the avoidance of doubt, nothing in this Agreement shall restrict Halozyme from granting rights to a Third Party for PH20 Drug [*****] combined with an Exclusive Biologic (except for the Intrexon Biologic) outside the Exclusive Field.

3.4 Excluded Fields. Intrexon shall not seek regulatory approval of the Product, or use or commercialize the Product, for use in any of the Excluded Fields.

4.	FINANCIAL TERMS.

4.1 License Fee. Within [*****] business days of the Effective Date, Intrexon shall pay to Halozyme the nonrefundable and noncreditable initial license fee of nine million dollars ($9,000,000).

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.2 Exclusivity Fee. Commencing with the first anniversary of the Effective Date, and continuing with each successive anniversary until the initiation of the first Phase III Clinical Trial for the Product, Intrexon shall pay to Halozyme the non-refundable and non-creditable exclusivity fee of one million dollars ($1,000,000).

4.3 Milestone Payments.

4.3.1 Within thirty (30) days following the achievement of each of the following development milestones, Intrexon shall give written notice to Halozyme and shall pay to Halozyme the corresponding non-refundable and non-creditable milestone payments:

(i) $[*****] [*****];

(ii) $[*****] [*****];

(iii) $[*****] [*****];

(iv) $[*****] [*****];

(v) $[*****] [*****];

(vi) $[*****] [*****];

(vii) $[*****] [*****];

(viii) $[*****] [*****];

(ix) $[*****] [*****];

(x) $[*****] [*****];

(xi) $[*****] [*****];

(xii) $[*****] [*****]

(xiii) $[*****] [*****].

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

If for whatever reason (other than due to a breach by Intrexon) a milestone payment set forth above is not paid for a Product and the subsequent development event that corresponds to the same indication and to the same country or jurisdiction is achieved for such Product (for example, doing a [*****]), then both the then-achieved milestone payment and the prior unpaid milestone payment shall be payable at the time the then-achieved milestone payment is made. Except for those milestone payments that are due for each disease or indication other than the Exclusive Field, each milestone payment shall be payable only one (1) time, regardless of the number of times that the corresponding event is achieved. If the development of a Product is terminated under this Agreement (“Terminated Product”) for any reason and another Product is developed under this Agreement and then achieves an event giving rise to a milestone payment, such milestone payment shall not be made if it had previously been made with respect to the Terminated Product.

4.4 Royalties.

4.4.1 During the applicable Royalty Term, Intrexon shall pay to Halozyme royalties on annual Net Sales by Intrexon, its sublicensees and their respective Affiliates in any country equal to (a) [*****] of the first [*****] dollars ($[*****]) of such annual Net Sales, (b) [*****] of such annual Net Sales in excess of [*****] dollars ($[*****]) up to and including [*****] dollars ($[*****]), (c) [*****] of such annual Net Sales in excess of [*****] dollars ($[*****]) up to and including [*****] dollars ($[*****]), and (d) eleven percent (11%) of such annual Net Sales in excess of [*****] dollars ($[*****]). In any country where either (i) there is no Valid Claim that would be infringed by the making, using, selling, offering for sale or importation of the Product (for clarity, a Valid Claim may be included in the Licensed Patent Rights or the Collaboration Supported Product Patents, so long as it would be infringed by the making, using, selling, offering for sale or importation of the Product in such country), or [*****], then the foregoing royalty rate in such country shall be reduced by [*****] with respect to applicable Net Sales in such country.

4.4.2 If Intrexon, its sublicensees or their respective Affiliates sells a Product to a third party who also purchases other products or services from Intrexon, its sublicensees or their respective Affiliates, and Intrexon, its sublicensees or their respective Affiliates discounts the purchase price of such Product to a greater degree than it generally discounts the price of its other products or services to such customer, then in such case the Net Sales for the sale of such Product to such third party shall equal the arm’s length price that third parties would generally pay for the Product alone when not purchasing any other product or service from Intrexon, its sublicensee or their respective Affiliates. For purposes of this provision, “discounting” includes establishing a price for a Product at a discount of [*****] or more from the average sales price for the applicable country of end use or for the applicable region if sales are conducted on a regional basis.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

4.5 API Price. For all API supplied by Halozyme under Article 7, Intrexon shall pay to Halozyme a price equal to [*****] percent ([*****]%) of the Fully Burdened Manufacturing Cost to Halozyme to manufacture (or have manufactured), store and supply API. As of the date of this Agreement, the Fully Burdened Manufacturing Cost to Halozyme of the API is reasonably estimated at $[*****]/milligram. Halozyme shall invoice Intrexon for all API upon shipment in accordance with Article 7, and Intrexon shall pay each such invoice unless contested within [*****] days after receipt.

4.6 Royalty Reports.

4.6.1 Within [*****] days after the end of the first, second and third calendar quarters of each calendar year and within [*****] days after the end of the fourth quarter during each calendar year, commencing with the calendar quarter in which there is a first commercial sale of a Product, to the extent such information is reasonably available, Intrexon shall furnish to Halozyme a written report showing in reasonably specific detail, on a country-by-country basis, (a) the quantity and aggregate gross sales of all Products sold by Intrexon, its sublicensees and their respective Affiliates during such calendar quarter and the calculation of Net Sales from such gross sales; (b) the calculation of the royalties, if any, which shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars.

4.6.2 With respect to sales of Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rates (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month in the applicable calendar quarter. All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.

4.6.3 Intrexon shall keep, to the extent such information is reasonably available, complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable to be determined.

4.6.4 All royalties shown to have accrued by each royalty report provided under this Section 4.6 shall be payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

4.7 Audits.

4.7.1 Upon the written request of Halozyme and not more than once in every two years, Intrexon shall permit an independent certified public accounting firm of nationally recognized standing, selected by Halozyme and reasonably acceptable to Intrexon, to have access during normal business hours to such records of Intrexon as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

than [*****] months prior to the date of such request and which have not previously been audited. The accounting firm shall disclose to Halozyme only whether the reports are correct and the specific details of any discrepancy, but no other information shall be shared. If such accounting firm concludes that additional royalties were owed during the audited period, or that excess royalties were paid during the audited period, Intrexon shall pay such additional royalties, or Halozyme shall provide Intrexon with a credit for such excess royalties, as the case may be, within [*****] days of the date Halozyme delivers to Intrexon such accounting firm’s written report so concluding; provided, that, in the case of a credit, if Intrexon is unable to use the full amount of such credit within [*****] months from the date of such report, then Halozyme shall promptly pay to Intrexon the unused amount of such credit. The fees charged by such accounting firm shall be paid by Halozyme; provided, however, if the audit discloses that the royalties payable by Intrexon for such period are more than [*****] percent ( [*****]%) of the royalties actually paid for such period, then Intrexon shall pay the reasonable fees and expenses charged by such accounting firm. Halozyme shall treat all financial information subject to review under this Section 4.7.1 as confidential, and shall cause its accounting firm to retain all such financial information in confidence and shall be liable to Intrexon for any improper disclosure by its accounting firm.

4.7.2 Upon the written request of Intrexon and not more than once in every two years, Halozyme shall permit an independent certified public accounting firm of nationally recognized standing, selected by Intrexon and reasonably acceptable to Halozyme, to have access during normal business hours to such records of Halozyme as may be reasonably necessary to verify the accuracy of each of the API transfer price and the Workplan costs hereunder for any year ending not more than [*****] months prior to the date of such request and which have not previously been audited. The accounting firm shall disclose to Intrexon only whether the API transfer price and/or the Workplan cost was correct and the specific details of any discrepancy, but no other information shall be shared. If such accounting firm concludes that Halozyme overcharged for the API transfer price and/or the Workplan cost during the audited period, or that Halozyme undercharged for the API transfer price and/or the Workplan cost during the audited period, Halozyme shall provide Intrexon with a credit for such overcharge, or Intrexon shall make an additional payment in respect of such undercharge, within [*****] days of the date Intrexon delivers to Halozyme such accounting firm’s written report so concluding; provided, that, in the case of a credit, if Intrexon is unable to use the full amount of such credit within [*****] months from the date of such report, then Halozyme shall promptly pay to Intrexon the unused amount of such credit. The fees charged by such accounting firm shall be paid by Intrexon; provided, however, if the audit discloses that the API transfer price and/or the Workplan cost charged by Halozyme for such period was more than [*****] percent ([*****]%) of the API transfer price and/or the Workplan cost, as the case may be, actually due for such period, then Halozyme shall pay the reasonable fees and expenses charged by such accounting firm. Intrexon shall treat all financial information subject to review under this Section 4.7.2 as confidential, and shall cause its accounting firm to retain all such financial information in confidence and shall be liable to Halozyme for any improper disclosure by its accounting firm.

4.8 Withholding Taxes. Intrexon shall be entitled to deduct from the royalty payments otherwise due to Halozyme hereunder the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalty payments that are

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

required to be withheld by Intrexon. Intrexon shall pay to the appropriate governmental authority on behalf of Halozyme such taxes, levies or charges that are withheld. Intrexon shall use reasonable efforts to take such action as may be reasonably requested by Halozyme, and at Halozyme’s cost, to minimize any such taxes, levies or charges required to be withheld on behalf of Halozyme by Intrexon, provided that such actions do not, or could not reasonably be expected to, adversely affect or impact Intrexon or any of its Affiliates. Intrexon promptly shall deliver to Halozyme proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect directly related thereto.

4.9 Payment Method. All payments by Intrexon to Halozyme hereunder shall be in United States Dollars in immediately available funds (or funds that will be available on or prior to the date such payment is due) and shall be made by wire transfer to such bank account as designated from time to time by Halozyme to Intrexon. Except with respect to any amounts disputed in good faith, any late payments due hereunder shall bear interest at the rate of [*****]% per month, or the maximum allowable by law if less.

5.	PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

5.1 Responsibility.

5.1.1 Except as otherwise set forth in this Section 5.1, Intrexon shall be solely responsible, at its sole cost, for conducting the development, manufacture, regulatory approval and commercialization of Products, and shall own all clinical data, regulatory applications, filings, approvals and licenses for each Product.

5.1.2 Intrexon shall engage Halozyme to conduct development and regulatory work for the PH20 Drug component of each Product and for providing technical assistance regarding the development of each Product. All such activities by Halozyme shall be conducted at the reasonable request of Intrexon pursuant to a mutually acceptable written workplan that is customary in the industry (the “Workplan”). Following the end of each calendar quarter, Halozyme shall invoice Intrexon for the Fully Burdened Workplan Cost to Halozyme to conduct such activities, and Intrexon shall pay each such invoice within [*****] days after receipt.

5.1.3 Halozyme shall provide Intrexon with a full dossier for the PH20 Drug for Intrexon’s use in BLA/MAA filings. Such dossier will include chemistry manufacturing and controls sections and pre-clinical pharmacology and toxicology sections. Upon written request from Intrexon, Halozyme will file a DMF for the PH20 Drug as promptly as practicable. Halozyme shall own the DMF for the PH20 Drug component of each Product. Intrexon shall have the right to cross-reference such DMF. In countries where this is not feasible, Halozyme shall provide Intrexon, at Intrexon’s cost, with such information in Halozyme’s control regarding the PH20 Drug component of each Product as is reasonably necessary for Intrexon to include in the applicable regulatory applications for such Product. Halozyme shall promptly notify Intrexon of any changes to the dossier or DMF for the PH20 Drug.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

5.1.4 Promptly following the Effective Date, each party shall appoint a person to act as its alliance manager to coordinate its business activities under this Agreement, and a technical leader to coordinate its technical activities under this Agreement. Each party shall notify in writing the other party as soon as practicable upon making, and changing, any of these appointments. The alliance managers shall be the primary business contacts, and the technical leaders shall be the primary technical contacts, between the parties with respect to their respective activities under this Agreement. Each party shall maintain an alliance project team, with an equal number of representatives as mutually agreed upon by the parties, that consists of at least the alliance manager and technical leader. The purpose of the alliance project team shall be to exchange information and oversee the strategic, technical and operation aspects of the alliance. The alliance project team will have monthly meetings (which will be in person at least once per quarter), unless otherwise agreed to. Among its other responsibilities, the alliance project team shall approve the Workplan, and all amendments thereto. Notwithstanding the foregoing, but subject to Article 6, Intrexon shall have final decision-making authority with respect to the development, manufacturing, regulatory approval and commercialization of the Product. Each party shall be responsible for its own costs in connection with the meetings of the alliance project team. Within [*****] weeks after each meeting of the alliance project team, one party (alternating from meeting to meeting) shall prepare and provide the other party with written minutes of the discussions, decisions and action items from such meeting which shall be subject to the reasonable approval and comment of the other party.

5.1.5 In addition to Section 5.1.3, Intrexon may request Halozyme to provide authorization for regulatory agencies cross-reference appropriate regulatory filings previously made by Halozyme or its Affiliates regarding PH20 Drug which is necessary with respect to obtaining regulatory approval for any Product. Halozyme will not unreasonably withhold letters of authorization.

5.2 Diligence Efforts.

5.2.1 Intrexon shall [*****] to [*****] and following such approval, [*****] to [*****]. For purposes of this Section 5.2, [*****].

5.2.2 Neither Intrexon nor any of its Affiliates shall develop itself, or obtain a license from or otherwise collaborate with a third party to develop an Intrexon Subcutaneous Product.

5.2.3 If Intrexon permanently abandons, or permanently ceases, development, use or commercialization of, the Product in any indication within the Licensed Field, then Intrexon shall promptly deliver written notice to Halozyme of its decision therefore, and the parties shall remove such indication from the Licensed Field.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

5.3 Research and Development Reports.

5.3.1 Intrexon shall keep complete and accurate records of its activities conducted under Section 5.1.1 of this Agreement and the results thereof. Within [*****] days after the end of each calendar year until the First Commercial Sale in the United States of a Product, Intrexon shall prepare and provide Halozyme with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date of such report, to develop and obtain regulatory approvals to market Products.

5.3.2 Halozyme shall keep complete and accurate records of its activities conducted under Section 5.1.2 of this Agreement and the results thereof. Within [*****] days after the end of each calendar year until the First Commercial Sale in the United States of a Product, Halozyme shall prepare and provide Intrexon with a reasonably detailed written report of the activities conducted under this Agreement, and the results thereof, through such date of such report, to develop and obtain regulatory approvals to market Products.

5.4 Trademarks.

5.4.1 To the extent allowed under applicable law, Intrexon, its sublicensee or their respective Affiliates shall have the right to determine the names and trademarks to use in connection with the promotion, marketing and sale of Products, and shall own and maintain such trademarks for use in connection with the promotion, marketing and sale of Products; provided, however, that, to the extent legally permissible and commercially practicable, Intrexon shall include on all packaging, labeling and marketing and promotional materials regarding any Product the name HALOZYME, and the mark ENHANZE (or such other mark reasonably requested by Halozyme) as a secondary mark, reasonably identifying that such product incorporates technology of Halozyme. The foregoing obligation shall exist so long as such marks are valid in the applicable country of sale. Nothing in this Agreement shall create an obligation on Halozyme to register or otherwise maintain in force any marks. Halozyme shall promptly inform Intrexon, upon Intrexon’s reasonable request, as to whether the marks requested for inclusion by Halozyme are properly registered in the applicable country of sale (with any necessary recordation or maintenance fees accounted for) and whether, to Halozyme’s knowledge, the requested marks have been determined by a governmental authority to be invalid or unenforceable.

5.4.2 Except as otherwise set forth above, Intrexon, its sublicensees and their respective Affiliates shall not (a) use any of Halozyme’s trademarks, or any mark or name confusingly similar thereto, as part of a corporate or business name or in any other manner, or (b) register any trade mark or trade name (including any company name) which is identical to or confusingly similar to or incorporates any trade mark or trade name which Halozyme or any associated company owns or claims rights in. Any goodwill associated with any of Halozyme’s names or marks affixed or applied or used in connection with Products shall accrue to the sole benefit of Halozyme.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

6.	REGULATORY MATTERS.

6.1 Notices. Except as otherwise set forth in this Agreement, Intrexon shall not communicate with the FDA or the governing health authorities of any country solely regarding the PH20 Drug incorporated into the Product without the prior consent of Halozyme. If the FDA or the governing health authorities of any country initiates any oral communication with Intrexon solely regarding the PH20 Drug incorporated into the Product, Intrexon shall have the right to respond to such communication to the extent reasonably necessary or appropriate under the circumstances; provided, however, that (a) Intrexon shall use reasonable efforts to limit the communications solely regarding the PH20 Drug incorporated into the Product that are conducted without the participation of Halozyme; (b) promptly thereafter, Intrexon shall provide Halozyme with written notice thereof in reasonably specific detail describing the communications solely regarding the PH20 Drug incorporated into the Product; and (c) Intrexon promptly shall provide Halozyme with copies of all minutes and other materials resulting therefrom (redacting any information that is confidential or proprietary, that does not relate to the PH20 Drug, or that it is unable to legally disclose). Intrexon promptly shall provide Halozyme with copies of all written communications from the FDA or the governing health authorities of any country solely regarding the PH20 Drug incorporated into the Product (redacting any information that is confidential or proprietary, that does not relate to the PH20 Drug, or that it is unable to legally disclose). With respect to any filing, communication or other submission with the FDA or the governing health authorities of any country solely regarding the PH20 Drug incorporated into the Product, (a) Intrexon shall provide Halozyme with an advance copy of the reasonably complete draft thereof; (b) Halozyme shall have a reasonable opportunity to review, comment and consult on such draft; (c) the parties shall discuss Halozyme’s comments solely regarding the PH20 Drug incorporated into such Product; (d) Intrexon shall in good faith consider the reasonable comments of Halozyme solely regarding the PH20 Drug incorporated into such Product; and (e) Halozyme shall promptly respond to any inquiry from the FDA or the governing health authorities of any country that initiated communication concerning the PH20 Drug incorporated into the Product, shall keep Intrexon reasonably informed of the subject of such communications, and shall provide Intrexon with copies of any minutes of any such proceedings to the extent such minutes relate to the Product or the Intrexon Biologic. Halozyme shall keep Intrexon updated with respect to the regulatory strategy for the PH20 Drug incorporated into each Product and the consistency thereof with, or any differences from, Halozyme’s regulatory strategy for Halozyme’s proprietary recombinant human PH20 hyaluronidase technology. Notwithstanding the foregoing, Intrexon shall have the sole right to communicate with the FDA or the governing health authorities of any country regarding the Intrexon Biologic.

6.2 Results. Intrexon shall promptly inform Halozyme in writing, in reasonably specific detail, of any material data, results or other information from each preclinical study or human clinical trial of a Product related to the PH20 Drug component of such Product. Halozyme shall promptly inform Intrexon in writing of any regulatory communication that is received, or of any data, results or other information of which it becomes aware, relating to the PH20 Drug alone or as a component of a Product that may impact the safety or efficacy of a Product; provided, however, that neither party will be required to disclose any data, results or other information (other than safety information) that will result in a breach of any confidentiality obligations with a third party. Each party acknowledges that information exchanged under this provision may contain material, nonpublic information, a party’s awareness of which could prohibit that party from (1) buying or selling securities (stock, options, etc.) until after the information has been disclosed to the public and absorbed by the market, and (2) passing the information on to anyone who may buy or sell securities.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

6.3 Adverse Event Reporting. Each party shall promptly notify the other party of any information that comes to such party’s attention concerning any serious or unexpected adverse event, injury, toxicity or sensitivity reaction, or any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of PH20 Drug, the Intrexon Biologic or the Product. For purposes of this Section 6.3, “serious” shall mean an experience which (a) results in the death, a persistent or significant incapacity or substantial disruption of the ability to conduct normal life functions, in-patient hospitalization or prolongation of hospitalization, or (b) is a congenital anomaly, the result of an overdose or life threatening (only if unrelated to primary disease); and “unexpected” shall mean (x) for a nonmarketed Product, an experience that is not identified in nature, severity or frequency in the current clinical investigator’s confidential information brochure, and (y) for a marketed product, an event which is not listed in the current labeling for such product, and includes an event that may be symptomatically and pathophysiologically related to an experience listed in the labeling but differs from the event because of increased frequency or greater severity or specificity. Each party further shall immediately notify the other party of any information received regarding any threatened or pending action by an agency that may affect the safety and efficacy claims of the Product. Upon receipt of any such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall restrict either party’s right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law, regulation or court order. Each party shall take all reasonable steps to protect the confidentiality of any patient health and medical information that it has access to and to comply with applicable state and federal privacy laws, as such laws apply to such party.

7.	SUPPLY OF API.

7.1 Manufacture and Sale. On the terms and conditions of this Article 7, Halozyme shall manufacture (or have manufactured), sell and deliver to Intrexon all API required by Intrexon, its sublicensees and their respective Affiliates for use in the preclinical development, clinical development and commercialization of the Products, and Intrexon shall purchase from Halozyme all quantities of API required by Intrexon, its sublicensees and their respective Affiliates for use in the preclinical development, clinical development and commercialization of the Products. Intrexon, its sublicensees and their respective Affiliates shall use such API supplied by Halozyme solely for the development, manufacture and commercialization of Products pursuant to this Agreement.

7.2 Manufacturing Practices.

7.2.1 Halozyme shall manufacture, or have manufactured, API under this Article 7 in conformity with the API Specifications and in accordance with all applicable laws and regulations. The API Specifications shall not be amended without the prior written consent of both parties. Halozyme shall notify Intrexon in the event it agrees to modify the specifications for PH20 Drug being provided to any of its other licensees.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

7.2.2 Unless the parties otherwise mutually agree or except as otherwise contemplated by this Agreement, Halozyme shall manufacture, or have manufactured, API under this Article 7 in accordance with cGMP as it may be in effect at the time.

7.2.3 Subject to Section 7.2.1, Halozyme shall [*****].

7.2.4 Intrexon shall have the right, at its sole expense, to audit Halozyme and its CMO of PH20 Drug for compliance with applicable laws and regulations and GMP on reasonable notice during normal business hours and not more than once in each calendar year, subject to reasonable confidentiality obligations.

7.2.5 Halozyme shall provide Intrexon with certificates of analysis for all API supplied hereunder based upon a reference standard established by Halozyme in accordance with all applicable rules and regulations and reasonably acceptable to Intrexon.

7.2.6 Upon the reasonable request of Intrexon, Halozyme shall provide Intrexon with such information, including analytical and manufacturing documentation, batch records for API and stability data, in each case requested by Intrexon regarding quality control of API supplied under this Article 7.

7.2.7 All information disclosed or obtained pursuant to this Article 7 shall be Confidential Information of Halozyme.

7.3 Forecasts and Orders.

7.3.1 Not less than [*****] days prior to the first day of each calendar quarter (commencing with the first calendar quarter in which Intrexon, its sublicensees or their respective Affiliates order API from Halozyme hereunder), Intrexon shall prepare and provide Halozyme with a written forecast of its good faith estimated requirements for API under this Section 7.3 for each of the subsequent [*****] calendar quarters. Intrexon shall not (a) increase or decrease the quantity estimated for the [*****] quarterly period of each forecast from the quantity estimated for the [*****] quarterly period of the previous forecast, (b) increase or decrease the quantity estimated for the [*****] quarterly periods of each forecast by more than [*****] percent ([*****]%) of the quantity estimated for the [*****] quarterly periods of the previous forecast, respectively, without the prior express written consent of Halozyme. The quantities estimated for the [*****] quarterly periods of each forecast shall be non-binding, and for planning purposes only.

7.3.2 Intrexon shall be required to purchase [*****] of the quantity forecasted for each API under this Section 7.3 for the first and second quarterly periods of each forecast under Section 7.3.1.

7.3.3 Halozyme shall be required to supply the quantity of API ordered by Intrexon under this Section 7.3 in any calendar quarter up to [*****] percent ([*****]%) of the quantity forecasted for the [*****] quarterly period of the most recent forecast. If Intrexon’s

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

orders in any calendar quarter exceed [*****] percent ([*****]%) of the quantity forecasted for the [*****] quarterly period of the most recent forecast, Halozyme shall use commercially reasonable efforts to supply such excess. Halozyme shall use commercially reasonable efforts to meet Intrexon’s delivery requirements specified in accordance with Section 7.3.4. In the event of a shortfall to forecast, Halozyme shall use commercially reasonable efforts to apportion API among Intrexon and its other customers on a pro rata basis according to their respective forecasts.

7.3.4 Intrexon shall make all purchases under this Section 7.3 by submitting firm purchase orders to Halozyme. Each such purchase order shall be in writing in a form reasonably acceptable to Halozyme, and shall specify the quantity of API ordered, the place of delivery and the required delivery date therefor, which shall not be less than [*****] days after the date of such purchase order. No additional terms of any such purchase order shall be binding on Halozyme and are expressly rejected hereby. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

7.4 Delivery and Acceptance.

7.4.1 All API supplied under this Agreement shall be shipped [*****] (Incoterms 2010) [*****] to such location as designated by Intrexon. Any change in the location of manufacture or distribution shall require the consent of Intrexon, such consent not to be unreasonably withheld or delayed. Title and risk of loss and damages to the API purchased by Intrexon hereunder shall pass to Intrexon upon receipt by the applicable carrier.

7.4.2 Intrexon shall pay all [*****] applicable to the sale and transport of API purchased by Intrexon under this Section 7.3.4.

7.4.3 If a shipment of API or any portion thereof is not in conformance with the API Specifications, then Intrexon shall have the right to reject such shipment of API unless it is reasonably determinable that only a portion of the shipment fails to conform, in which case Intrexon shall have the right only to reject the portion thereof that fails to so conform. Intrexon shall give written notice to Halozyme of its rejection hereunder, within [*****] days after Intrexon’s receipt of such shipment, specifying the grounds for such rejection. Notwithstanding the above, if the nonconformity of the API could not have been ascertained by Intrexon upon reasonable inspection and analysis of the API, then the [*****] day period referred to herein shall not apply, provided that Intrexon notifies Halozyme promptly upon discovery of such nonconformity (but in no event later than [*****] days from the date of the discovery). All or any part of any shipment may be held for Halozyme’s disposition, at Halozyme’s expense if found to be not in conformance with the API Specifications. Halozyme shall use its commercially reasonable efforts to cure such rejection or replace such nonconforming shipment of API, or portion thereof, within [*****] days after receipt of notice of rejection thereof.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

7.4.4 Intrexon’s grounds for rejection shall be conclusive unless Halozyme notifies Intrexon, within [*****] days of receipt by Halozyme of the notice of rejection, that it disagrees with such grounds. In the event of such a notice by Halozyme, representative samples of the batch of API in question shall be submitted to a mutually acceptable independent laboratory or consultant (if not a laboratory analysis issue) for analysis or review, the costs of which shall be paid by the party that is determined by the independent laboratory or consultant to have been incorrect in its determination of whether the applicable API should be rejected.

7.5 [*****]. If (a) Halozyme [*****] (b) Halozyme [*****] then Intrexon may [*****]. Within sixty (60) days after the Effective Date, Halozyme will [*****]. Notwithstanding the foregoing, (i) regardless of whether [*****], Intrexon shall [*****] [*****], Halozyme can demonstrate to Intrexon’s reasonable satisfaction that Halozyme [*****].

7.6 LIMITATION OF LIABILITY. HALOZYME’S LIABILITY TO INTREXON, AND INTREXON’S REMEDY, UNDER SECTION 7.4.3 SHALL BE THE REJECTION AND REPLACEMENT OF NON-CONFORMING API WITH API THAT CONFORMS WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT WITHIN A COMMERCIALLY REASONABLE TIME. NOTHING IN THIS SECTION 7.6 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 10.

7.7 Warranty. Halozyme warrants that all API delivered to Intrexon pursuant to this Agreement shall conform with the API Specifications and the certificate of analysis, shall be free from defects in manufacturing, handling, material and workmanship, and shall be manufactured in accordance with cGMP as in effect at the time (unless the parties otherwise mutually agree) and in compliance with applicable laws and regulations. EXCEPT AS

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, HALOZYME MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO API. HALOZYME DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NOTHING IN THIS SECTION 7.7 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 10.

7.8 Supply Strategy. Commencing not later than the [*****] anniversary of the Effective Date, Halozyme shall be responsible for implementing a commercially reasonable supply strategy for API to meet Intrexon’s reasonably anticipated forecasts provided pursuant to Section 7.3. Halozyme shall review such supply strategy with Intrexon at least [*****], and prior to implementing any material change required by a CBE-30, a Prior Approval Supplement or equivalent regulatory filing. Halozyme shall notify Intrexon of any annual reportable changes within [*****] days after their submission to FDA.

7.9 Quality Agreement. The parties agree to negotiate and enter into a mutually acceptable quality agreement relating to the supply of API hereunder. Such quality agreement shall be entered into within [*****] days of the Effective Date.

7.10 Supply of API After Expiration of this Agreement. During the [*****] month period before the anticipated expiration of this Agreement, and upon the written request of Intrexon, the parties shall negotiate in good faith the terms and conditions regarding the continued supply of API by Halozyme to Intrexon.

8.	INTELLECTUAL PROPERTY RIGHTS.

8.1 Ownership of Intellectual Property. The intellectual property rights and ownership outlined in this Article 8 shall supersede the intellectual property rights and ownership terms of the Material Transfer Agreement dated May 23, 2011 between Halozyme and Intrexon. Each party shall assist the other party in any reasonable manner to obtain, perfect and enforce the other party’s rights in any and all countries, in and to all intellectual property as set forth below. In addition, the Parties agree to assign, or cause to be assigned, intellectual property rights in and to all intellectual property as set forth below. The Parties agree that:

8.1.1 Intrexon shall solely own the Collaboration Supported Intrexon Biologic Patents and any unpatentable Collaboration Inventions solely relating to the Intrexon Biologic;

8.1.2 Halozyme shall solely own the Collaboration Supported PH20 Patents and any unpatentable Collaboration Inventions solely relating to the PH20 Drug; and

8.1.3 Intrexon and Halozyme shall jointly own the Collaboration Supported Product Patents and any Collaboration Invention that is not a Collaboration Supported Intrexon Biologic Patent or Collaboration Supported PH20 Patent, or if unpatentable does not solely relate to the Intrexon Biologic or does not solely relate to the PH20 Drug.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

8.2 Prosecution, Maintenance and Enforcement.

8.2.1 Intrexon shall have the first right, at its sole expense, to prepare, file, prosecute and maintain the Collaboration Supported Product Patents. Intrexon shall give Halozyme an opportunity to review and comment on the text of each patent application included within the Collaboration Supported Product Patents before filing, shall supply Halozyme with a copy of such patent application as filed, together with notice of its filing date and serial number, and shall give Halozyme an opportunity to review and comment on the text of all correspondence received from any patent office. Intrexon shall consider in good faith the interests of Halozyme in the prosecution of the Collaboration Supported Product Patents. Halozyme shall assist Intrexon, upon request and at Intrexon’s sole expense, and to the extent commercially reasonable, in connection therewith. If Intrexon elects not to file any patent application included in the Collaboration Supported Product Patents in any country, or decides to abandon any such pending application or issued patent in any country, then Intrexon shall provide written notice to Halozyme, and Halozyme shall have the right at its sole expense to assume control of the preparation, filing, prosecution and maintenance of such patent application or patent at its own expense.

8.2.2 Intrexon shall have the first right to enforce the Collaboration Supported Product Patents against third party infringers. With respect to any infringement of the Collaboration Supported Product Patents by a third party, if Intrexon fails to abate such infringement or to file an action to abate such infringement within ninety (90) days after a written request from Halozyme to do so, or if Intrexon discontinues the prosecution of any such action after filing without abating such infringement, then Halozyme shall have the right to enforce the Collaboration Supported Product Patents against such third party infringer. With respect any action to enforce the Collaboration Supported Product Patents to abate any infringement by a third party, all monies recovered upon the final judgment or settlement of any such action shall (a) first, be used to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Halozyme and Intrexon; and (b) second, (i) if Intrexon brings such enforcement action, be treated as Net Sales, except for recovered punitive damages which are to be shared equally between the parties and (ii) if Halozyme brings such enforcement action, be shared equally between the parties.

8.2.3 Intrexon shall have the sole right, at its sole expense, to prepare, file, prosecute, maintain and enforce the Collaboration Supported Intrexon Biologic Patents. Intrexon shall consider in good faith the interests of Halozyme in so doing. Halozyme shall assist Intrexon, upon request and at Intrexon’s sole expense, and to the extent commercially reasonable, in connection therewith. Nothing in this Agreement grants any ownership right in the Collaboration Supported Intrexon Biologic Patents to Halozyme, and Intrexon shall remain the sole owner of the Collaboration Supported Intrexon Biologic Patents.

8.2.4 Halozyme shall have the sole right, at its sole expense, to prepare, file, prosecute, maintain and enforce the Collaboration Supported PH20 Patents and Licensed Patent Rights. Halozyme shall consider in good faith the interests of Intrexon in so doing. Intrexon shall assist Halozyme, upon request and at Halozyme’s sole expense, and to the extent commercially reasonable, in connection therewith. Nothing in this Agreement grants any ownership right in the Collaboration Supported PH20 Patents or the Licensed Patent Rights to Intrexon, and Halozyme shall remain the sole owner of the Collaboration Supported PH20 Patents and the Licensed Patent Rights.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

8.2.5 With respect to any substantial and continuing infringement of the Licensed Patent Rights by a third party making, using, offering for sale, selling or importing a product that consists of an Exclusive Biologic combined with PH20 Drug
([*****]) that is directed to the Exclusive Field in a country, on a country-by-country basis, if Halozyme fails to abate such infringement or to file an action to abate such infringement within [*****] days (or [*****] days in the case of a paragraph IV certification) after a written request from Intrexon to do so, or if Halozyme discontinues the prosecution of any such action after filing without abating such infringement, then until such time as such infringement is abated, the royalty rate for the Product in such country shall be reduced by [*****] of the royalty rate set forth in Section 4.4.

8.2.6 With respect any action to enforce the Licensed Patent Rights to abate any infringement of the Licensed Patent Rights by a third party making, using, offering for sale, selling or importing a product that consists of an Exclusive Biologic combined with PH20 Drug ([*****]) that is directed to the Exclusive Field in a country, all monies recovered upon the final judgment or settlement of any such action shall be used (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of Halozyme and Intrexon; and (b) the remainder to be shared equally between the parties.

8.3 Grantback License. Intrexon hereby grants to Halozyme a perpetual, royalty-free, fully paid up, nonexclusive, worldwide license under any Grantback Patents for the purpose of developing, making, using, selling, offering for sale or importing PH20 Drug ([*****]) alone or combined with any biologic or molecule, in each case other than (i) Products in the Licensed Field, or (ii) products that consist of an Exclusive Biologic combined with PH20 Drug ([*****]) that is directed to the Exclusive Field. Halozyme shall have the right to grant sublicenses under such rights to any third party provided that such third party has similarly granted to Halozyme a grantback license (with the right to sublicense to Intrexon). If Halozyme is unable to obtain such a grantback license from any such third party, then Halozyme shall not grant a sublicense to such third party under the foregoing license grant from Intrexon, and any such sublicense granted by Halozyme to such third party shall be void. For the avoidance of doubt, the foregoing license grant shall not include rights to any molecule separate from the combination with PH20 Drug ([*****]).

9.	CONFIDENTIALITY.

9.1 Confidentiality. During the term of this Agreement and for a period of [*****] following the later of (i) the expiration or earlier termination hereof or (ii) the last commercial sale of a product developed hereunder, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s affiliates, directors, officers, employees and consultants, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement and provided that the recipient of the Confidential Information is subject to an

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

existing written agreement to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement. Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information. Notwithstanding the foregoing, with respect to any Confidential Information that the disclosing party deems to be a “trade secret” under applicable law, the confidentiality obligations hereunder shall continue with respect to such Confidential Information for so long as it is deemed a trade secret under applicable law.

9.2 Terms of Agreement. Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary or (b) to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) the sale of all or substantially all of the assets of such party or (iv) a collaboration or strategic alliance relating to the subject matter of this Agreement.

9.3 Permitted Disclosures. The confidentiality obligations under this Article 9 shall not apply to the extent that a party is required to disclose information by applicable law, regulation, stock exchange listing or order of a governmental agency or a court of competent jurisdiction; provided, however, that (to the extent practicable) such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to object to any such disclosure or to request confidential treatment thereof.

9.4 Publications. Either party may publish the results of its research and/or development under this Agreement in order to obtain recognition within the scientific community and to advance the state of scientific knowledge, and such publication shall be subject to the following procedures. If a party desires to make any such publication (including any oral disclosure made without obligation of confidentiality), such party shall provide the other party with a copy of the proposed written publication at least thirty [*****] prior to submission for publication, or an outline of such oral disclosure at least [*****] days prior to presentation. At the request of the other party, the publishing party shall remove any Confidential Information of the other party therefrom. The other party additionally shall have the right (a) to propose modifications to the publication for patent reasons, and (b) to request a reasonable delay in publication in order to protect patentable information. If the other party requests such a delay, the publishing party shall delay submission or presentation of the publication and shall not proceed with the written publication or the presentation without the prior written consent of the other party, such consent not to be unreasonably withheld (provided that it would be unreasonable (x) for Intrexon to withhold consent if Intrexon’s primary reason for doing do is marketing concerns due to the Product performing better than a Intrexon Subcutaneous Product or (y) for Halozyme to withhold consent if Halozyme’s primary reason for doing so is marketing concerns due to the Product performing worse than a Intrexon Subcutaneous Product).

9.5 Clinical Trial Registry. Intrexon, in accordance with ClinicalTrials.gov or equivalent regulatory agency policies and procedures, shall have the right to publish all studies, clinical trials and results thereof regarding Product (but not PH20 Drug alone) on the clinical trial registries which are maintained by or on behalf of Intrexon.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

10.	INDEMNIFICATION AND INSURANCE.

10.1 By Intrexon. Intrexon shall indemnify and hold harmless Halozyme, its Affiliates and their respective directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by Intrexon under this Agreement; (b) the use by Intrexon, its sublicensees or their respective Affiliates of the Licensed IP Rights beyond the scope of the licenses granted herein; (c) the manufacture, use, sale, handling or storage of Products by Intrexon, its sublicensees or their respective Affiliates, customers or end-users; or (d) the use by Intrexon, its sublicensees or their respective Affiliates of the Confidential Information of Halozyme; provided, however, that the foregoing indemnification obligation shall not apply to the extent the applicable Liability results from clauses (a) – (d) under Section 10.2 below.

10.2 By Halozyme. Halozyme shall indemnify and hold harmless Intrexon, its Affiliates and their directors, officers, employees and agents, from and against all Liabilities resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the breach of any representation, warranty or covenant by Halozyme under this Agreement; (b) the use by Halozyme, its sublicensees or their respective Affiliates of the Grantback Patents beyond the scope of the licenses granted herein; (c) the manufacture, use, sale, handling or storage of API by Halozyme or its CMOs or other suppliers; or (d) the use by Halozyme, its sublicensees or their respective Affiliates of the Confidential Information of Intrexon; provided, however, that the foregoing indemnification obligation shall not apply to the extent the applicable Liability results from clauses (a) – (d) under Section 10.1 above.

10.3 Procedure. If a party (the “Indemnitee”) intends to claim indemnification under this Section 10.3, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding. The obligations of this Section 10.3 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 10.3. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 10.3.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

10.4 Insurance. Each party shall maintain insurance, including Commercial General Liability, Product and Clinical Trials Liability, Workers Compensation and Employer’s Liability and Errors and Omissions Liability insurance, with respect to its activities under this Agreement regarding Products in such amount as such party customarily maintains with respect to similar activities for its other products, but not less than the greater of (i) $[*****] each occurrence and aggregate for Commercial General Liability, Product and Clinical Trials Liability and Errors and Omissions Liability insurance and $[*****] limit per accident /disease and a $[*****] disease policy limit Workers Compensation and Employer’s Liability or (ii) such amount as is reasonable and customary in the industry. Each party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for [*****] years. Each party retains the right to insure or self-insure at its sole discretion, the above coverage. Each party shall provide the other party [*****] days notice of any material change, cancellation or non-renewal of any required insurance under this Agreement. In the event of a material change, cancellation, or non-renewal in coverage, each party shall replace such coverage to comply with this Agreement so that there is no lapse of coverage for any time period.

11.	TERM AND TERMINATION.

11.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall continue in effect until the later of (a) expiration of the last to expire of the Valid Claims, and (b) expiration of the last to expire Royalty Term. Upon the expiration (but not termination) of this Agreement, Intrexon shall have a perpetual, fully paid-up, non-exclusive license under the Licensed Know-How Rights to make, have made, use, sell, offer for sale and import Products for use in the Licensed Field.

11.2 Termination for Breach. If a party has materially breached this Agreement and such material breach shall continue for [*****] days after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such [*****] day period.

11.3 Termination by Intrexon. Intrexon may terminate this Agreement in whole or on a Product-by-Product basis at any time upon [*****] days prior written notice to Halozyme.

11.4 Effect of Expiration or Termination.

11.4.1 Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination. Without limiting the foregoing, Sections 2.3, 4.7, 6, 7.6, 8, 9, 10, 11.4 and 12 shall survive any expiration or termination of this Agreement.

11.4.2 Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

11.5 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under section 365(n) of the Bankruptcy Code.

12.	MISCELLANEOUS.

12.1 Governing Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

12.2 Waiver. No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to an Affiliate, or in connection with the transfer or sale of all or substantially all of its business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 12.3 shall be void.

12.4 Independent Contractors. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.5 Further Actions. Each party shall execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.6 Notices. All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

If to Halozyme:	Halozyme, Inc.
11388 Sorrento Valley Road
San Diego, California 92121
Attn: Chief Executive Officer

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

If to Intrexon:	Intrexon Corporation
20358 Seneca Meadows Pkwy
Germantown, Maryland 20876
Attn: Legal Department

12.7 Force Majeure. Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

12.8 No Consequential Damages. IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 12.8 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 10.

12.9 Halozyme In-Licenses. Notwithstanding anything to the contrary in this Agreement, the grant of rights by Halozyme under this Agreement shall be subject to and limited in all respects by the terms of the applicable Halozyme In-Licenses pursuant to which Halozyme acquired any Licensed IP Rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that Halozyme may grant such rights and sublicenses under such Halozyme In-Licenses, in each case to the extent specifically identified on Schedule 1.26. Halozyme shall keep the Halozyme In-Licenses in full force and effect throughout the term of this Agreement.

12.10 Complete Agreement. This Agreement, together with the Schedules hereto, constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof, either written or oral, expressed or implied, are superseded and shall be and of no effect.

12.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

12.12 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

HALOZYME, INC.

By:	/s/ Gregory I. Frost

Name:	Gregory I. Frost

Title:	President & CEO

INTREXON CORPORATION

By:	/s/ Gerardo Zapata

Name:	Gerardo Zapata

Title:	President Protein Production and SVP

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.3

API Specifications

[*****]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.26

Halozyme In-Licenses

CONFIDENTIAL

[*****]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.28

Intrexon Biologic

[*****]

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission.

SCHEDULE 2.2.1(a)

Licensed Patent Rights

[*****]